                                               Filed Pursuant To Rule 424(b)(5)
                                               Registration No. 033-64459

PROSPECTUS SUPPLEMENT

DECEMBER 12, 1997
(TO PROSPECTUS DATED JANUARY 17, 1996)

                                  $300,000,000

                                   IBP, INC.
                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

    IBP, inc. (the "Company") may offer from time to time its Medium-Term Notes (the "Notes"), in an aggregate principal amount (or in the case of Notes issued at a discount from the principal amount, an aggregate initial offering price) of up to $300,000,000 or the equivalent thereof in one or more Foreign Currencies (as defined herein), subject to reduction as a result of the sale of other Debt Securities of the Company. See "Description of Notes" and "Plan of Distribution of Notes." Unless otherwise indicated in a pricing supplement accompanying this Prospectus Supplement (the "Pricing Supplement"), the interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note, or a floating rate or rates as set forth therein and specified in the applicable Pricing Supplement. Notes may also be issued as otherwise described under "Description of Notes."

    The interest rate or rates and/or formula or formulae, if any, issue price, maturity and other variable terms of the Notes will be established by the Company and specified in the applicable Pricing Supplement. Interest rates and interest rate formulae are subject to change by the Company, but no such change will affect any Note which the Company has already issued or has agreed to issue. Original Issue Discount Notes (as defined herein) may provide that Holders of such Notes will not receive periodic payments of interest. Each Note will mature on a Business Day nine months or more from the date of issue, as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company or repaid to the Holder prior to maturity. Notes denominated in U.S. dollars will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement. The authorized denominations of Notes not denominated in U.S. dollars and any terms relating to such Notes will be set forth in the applicable Pricing Supplement.

    Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") and will be represented by one or more fully registered global securities (the "Global Notes") deposited with or on behalf of The Depository Trust Company (the "Depository") and registered in the name of the Depository or the Depository's nominee. Interests in the Global Notes will be shown on, and transfer thereof will be effected only through, records maintained by the Depository (with respect to its participants' interests) and the Depository's participants (with respect to beneficial owners.) Except as described below under "Description of Notes--Book-Entry Notes," owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------
                                                   PRICE                AGENTS'                     PROCEEDS
                                                   TO THE            DISCOUNTS OR                    TO THE
                                                 PUBLIC(1)          COMMISSIONS(2)                COMPANY(2)(3)
----------------------------------------------------------------------------------------------------------------------
Per Note......................................      100%             0.125%-0.750%               99.875%-99.250%
Total(4)......................................  $300,000,000      $375,000-$2,250,000       $299,625,000-$297,750,000
----------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to the Public of such Note will be set forth in the applicable Pricing Supplement.
(2) Unless otherwise specified in the applicable Pricing Supplement, the Company will pay a commission ranging from 0.125% to 0.750% of the principal amount of any Note, depending on its maturity, sold through any Agents (as defined below). This commission scale applies to Notes that mature between nine months and thirty years (inclusive) from their date of issue. The commission applicable to the sale of any Note that matures more than thirty years from its date of issue will be determined by the relevant Agent and the Company at the time of such sale and disclosed in the applicable Pricing Supplement. The Company also may sell Notes to any Agent at a discount for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. In the case of Notes sold directly or indirectly to investors by the Company, no discount will be allowed or commission paid. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution of Notes."
(3) Before deducting other expenses payable by the Company estimated at $300,000.
(4) Or the equivalent thereof in a Foreign Currency.

    The Notes may be offered on a continuing basis by the Company through Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Brothers Inc (individually, an "Agent" and collectively, the "Agents"), each of which has agreed to use reasonable efforts to solicit offers to purchase the Notes. The Company may sell Notes to any Agent acting as principal for resale to one or more investors. The Company has reserved the right (i) to sell Notes directly to investors (other than broker-dealers) in those jurisdictions in which the Company is so permitted and (ii) to accept offers to purchase Notes from time to time through one or more additional agents or dealers, acting either as principal or agent, on substantially the same terms as those applicable to sales of Notes to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that there will be a secondary market for any of the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company may reject any offer in its sole discretion, or an Agent may reject any offer it reasonably considers to be unacceptable, in whole or in part. See "Plan of Distribution of Notes."

DONALDSON, LUFKIN & JENRETTE                                SALOMON SMITH BARNEY
          SECURITIES CORPORATION

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE NOTES IN THE OPEN MARKET.

     References herein to "U.S. dollars" or "U.S. $" or "$" are to the lawful currency of the United States of America.

     For definitions of certain terms used in this Prospectus Supplement and accompanying Prospectus, see "Glossary" on page S-25 of this Prospectus Supplement.

                              DESCRIPTION OF NOTES

GENERAL

     The following description of the particular terms of the Notes (referred to in the accompanying Prospectus as "Debt Securities") supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Notes, the description of the general terms and provisions of the Debt Securities set forth under the heading "Description of Debt Securities" in the Prospectus. The terms and conditions set forth herein will apply to each Note unless otherwise specified in the applicable Pricing Supplement. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Indenture, dated as of January 26, 1996 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture.

     The Indenture provides for the issuance from time to time of various series of Debt Securities, including the Notes offered hereby. Each series may differ as to terms, including Maturity, interest rate, redemption and sinking fund provisions, covenants, and events of default. As of September 27, 1997, the Company had outstanding $200 million aggregate principal amount of Debt Securities under the Indenture.

     The Notes will be unsubordinated and unsecured obligations of the Company and will rank pari passu in right of payment with all other unsubordinated and unsecured indebtedness of the Company. Except as described under "Description of the Debt Securities--Certain Restrictions" in the accompanying Prospectus or in a Pricing Supplement, the Notes will not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions of the Company or any of its subsidiaries.

     This Prospectus Supplement and any Pricing Supplement may be used in connection with the offer and sale from time to time of Notes in an aggregate principal amount (or in the case of Notes issued at a discount from the principal amount, an aggregate initial public offering price) of up to $300 million or the equivalent thereof in one or more currencies, currency units or composite currencies other than U.S. dollars ("Foreign Currencies"); provided that, with respect to Original Issue Discount Notes (as defined herein), the initial offering price of such Notes shall be used in calculating the aggregate principal amount of Notes offered hereunder. The aggregate principal amount of Notes authorized to be issued hereunder may be increased by the Company from time to time. The aggregate principal amount of Notes authorized to be issued under this Prospectus Supplement is subject to reduction as a result of the sale by the Company after the date of this Prospectus Supplement of other issues of Debt Securities (as defined in the Prospectus) from time to time as described in the accompanying Prospectus. See "Plan of Distribution of Notes" herein and in the accompanying Prospectus.

     The Pricing Supplement relating to a Note will describe the following terms: (i) the Currency in which such Note is denominated (the "Specified Currency") and, if other than the Specified Currency, the Currency in which payments of principal and interest on such Note will be made (and, if the Specified Currency is a Foreign Currency, certain other terms relating to such Note (a "Foreign Currency Note") and such Specified Currency); (ii) whether such Note bears a fixed rate of interest (a "Fixed Rate Note") or bears a floating rate of interest (a "Floating Rate Note"); (iii) if other than 100%, the price (generally expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (iv) the date on which such Note will be issued; (v) the date on which such Note will mature; (vi) if such

Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any; (vii) if such Note is a Floating Rate Note, the Interest Rate Basis, the Initial Interest Rate, the Interest Payment Dates, the Index Maturity, the Spread or Spread Multiplier, if any (each as defined below), and any other terms relating to the particular method of calculating the interest rate of such Note; (viii) if such Note is an Indexed Note (as defined below), the terms relating to the particular Note; (ix) whether such Note is an Original Issue Discount Note (as defined below under "United States Taxation--Tax Consequences to Holders--Original Issue Discount Notes"); (x) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to its Stated Maturity as described under "--Optional Redemption" and "--Repayment at the Option of the Holder" below and, if so, the provisions relating to such redemption or repayment, including, in the case of any Original Issue Discount Notes, the information necessary to determine the amount due upon redemption or repayment; (xi) any relevant tax consequences associated with the terms of the Notes which have not been described under "Certain United States Tax Considerations" below; and (xii) any other terms of such Note not inconsistent with the provisions of the Indenture.

     Unless previously redeemed, each Note will mature on a Business Day nine months or more from its date of issue, as selected by the initial purchaser and agreed to by the Company.

     The Notes will be issued for a purchase price equal to 100% of the principal thereof, unless issued as Original Issue Discount Notes or as otherwise provided in a Pricing Supplement. The Notes, other than Foreign Currency Notes, will be issuable only in denominations of $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement. For a description of the denominations of Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes."

     Each Note will be issued in fully registered form as a Book-Entry Note. Except as set forth below under "Book-Entry Notes," the Notes will not be issuable in definitive form.

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a Foreign Currency, or if the principal of, premium, if any, and interest on any of the Notes is to be payable at the option of the Holder or the Company in a Currency other than that in which such Note is denominated, the applicable Pricing Supplement will provide additional information pertaining to the terms of such Notes and other matters of interest to the Holders thereof.

     The total amount of any principal, premium, if any, and interest due on any Book-Entry Note on any Interest Payment Date or at the Stated Maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depository, in accordance with existing arrangements between the Trustee and the Depository. The Depository will allocate such payments to each Book-Entry Note and make payments to the owners or Holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depository. So long as the Depository or its nominee is the registered owner of any Global Note representing a Book-Entry Note or Notes, the Depository or its nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Note or Notes represented by such Global Note for all purposes under the Indenture. The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Note to exercise certain rights of Holders of Notes. See "--Book-Entry Notes."

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes purchased by the Company may, at its discretion, be held, resold or surrendered to the Security Registrar for cancellation.

     The Indenture provisions relating to legal and covenant defeasance which are described in the accompanying Prospectus under "Description of the Debt Securities--Defeasance and Discharge" will apply to the Notes.

OPTIONAL REDEMPTION

     Unless otherwise provided in the applicable Pricing Supplement, the Notes cannot be redeemed prior to Maturity by the Company and will not be subject to any sinking fund. If applicable, the Notes will be redeemable at the option of the Company prior to the Stated Maturity thereof only if an "Initial Redemption Date" is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as defined below), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price" with respect to a Note means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction specified therein, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. The Redemption Price of Original Issue Discount Notes is described below under "--Original Issue Discount Notes."

     Foreign Currency Notes may be subject to different restrictions on redemption. See "Special Provisions Relating to Foreign Currency Notes."

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity thereof only if one or more "Optional Repayment Dates" is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its corporate trust office (or such other address of which the Company shall from time to time notify the Holders of Notes) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. The repayment price of Original Issue Discount Notes is described below under "--Original Issue Discount Notes." To the extent applicable, the Company will comply with Section 14(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Notes at the option of the Holders thereof as described herein.

     Only the Depository may exercise the repayment option in respect of Global Notes representing Book-Entry Notes. Accordingly, beneficial owners of Global Notes that desire to have all or any portion of the Book-Entry Notes represented by such Global Notes repaid must direct the participant of the Depository through which they own their interest (each, a "Participant") to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Note and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Note and election form are received by the Trustee on a particular day, the applicable beneficial owner must so direct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, such beneficial owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from beneficial owners of Global Notes relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner shall cause the Participant through which it owns its interest to transfer such beneficial owner's interest in the Global Note or Notes representing the related Book-Entry Notes, on the Depository's records, to the Trustee. See "Description of the Debt Securities--Global and Book-Entry Debt Securities" in the accompanying Prospectus.

     Foreign Currency Notes may be subject to different restrictions on repayment. See "Special Provisions Relating to Foreign Currency Notes."

INTEREST

     Each Note, except an Original Issue Discount Note, will bear interest from and including the date of issue or from and including the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for to, but excluding, the relevant Interest Payment Date at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest payments, if any, will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid with respect to such Note) to, but excluding, the applicable Interest Payment Date. Holders of Original Issue Discount Notes will receive no periodic payments of interest on such Notes.

     Interest, if any, will be payable on each Interest Payment Date and at Maturity; provided, however, if a Note is issued between a Regular Record Date and an Interest Payment Date, the interest so payable for the period from the date of issue to such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Holder thereof on the related Regular Record Date. Interest will be payable to the Person (which in the case of a Global Note representing Book-Entry Notes shall be the Depository) in whose name an interest-bearing Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity or, if applicable, upon redemption, will be payable to the Person to whom principal shall be payable. Unless otherwise indicated in the applicable Pricing Supplement, the Regular Record Date for each Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day.

     Interest rates and interest rate formulae are subject to change by the Company from time to time, but no such change will affect any Note which the Company has already issued or has agreed to issue.

  Fixed Rate Notes

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be February 1 and August 1 of each year and at Maturity, and, if applicable, upon redemption. Unless otherwise indicated in the applicable Pricing Supplement, interest payments for Fixed Rate Notes shall be the amount of interest accrued to but excluding the relevant Interest Payment Date. Interest on such Note will be computed on the basis of a 360-day year of twelve 30-day months.

  Floating Rate Notes

     The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis for such Floating Rate Note. Such basis may be:
(a) the CD Rate, in which case such Note will be a CD Rate Note, (b) the CMT Rate, in which case such Note will be a CMT Rate Note, (c) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (d) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note,
(e) LIBOR, in which case such Note will be a LIBOR Note, (f) the Prime Rate, in which case such Note will be a Prime Rate Note, (g) the Treasury Rate, in which case such Note will be a Treasury Rate Note or (h) such other interest rate formula as may be agreed to between the Company and the purchaser and set forth in such Pricing Supplement. In addition, a Floating Rate Note may bear interest at the lowest or highest or average of two or more interest rate formulae. The applicable Pricing Supplement for a Floating Rate Note also will specify the Spread or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Note. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Calculation Agent, Calculation Dates, Initial Interest Rate (which rate shall be determined on the same basis as that subsequently applicable to such Note), Interest Payment Dates, Regular Record Dates, Index Maturity, Interest Determination Dates, Interest Reset Dates, Redemption Prices and Redemption Dates with respect to such Note.

     The rate of interest on a Floating Rate Note in effect on any date will be
(a) if such day is an Interest Reset Date (as defined below) with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date pertaining to such Interest Reset Date, or
(b) if such day is not an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date with respect to such Floating Rate Note; provided, however, that the interest rate in effect from the Issue Date of a Floating Rate Note (or that of a predecessor Note) to but excluding the first Interest Reset Date with respect to such Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement).

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, except as provided in the following paragraph, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as indicated in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as indicated in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Note, such Interest Reset Date shall be the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     The Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note (the "CD Rate Interest Determination Date"), a CMT Rate Note (the "CMT Rate Interest Determination Date"), a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), or Federal Funds Rate Note (the "Federal Funds Interest Determination Date") or a Prime Rate Note (the "Prime Rate Interest Determination Date"), will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day on which Treasury bills are auctioned for the week in which such Interest Reset Date falls, or if no auction is held for such week, the Monday of such week (or if Monday is a legal holiday, the next succeeding Business Day) and the Interest Reset Date will be the Business Day immediately following such Treasury Interest Determination Date. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If an auction for such week is held on Monday or the preceding Friday, such Monday or preceding Friday shall be the Treasury Interest Determination Date for such week, and the Interest Reset Date for such week shall be the Tuesday of such week (or, if such Tuesday is not a Business Day, the next succeeding Business Day). If the auction for such week is held on any day of such week other than Monday, then such day shall be the Treasury Interest Determination Date and the Interest Reset Date for such week shall be the next succeeding Business Day.

     A Floating Rate Note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any prime interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest period which may be applicable to any Floating Rate Note, the interest rate on such Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis. The limit may not apply to Notes in which $2,500,000 or more has been invested.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, the Interest Payment Date will be, in the case of Floating Rate Notes which reset daily or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If, pursuant to the preceding sentence, an Interest Payment Date with respect to any Floating Rate Note (other than an Interest Payment Date at Maturity) would otherwise be a day that is not a Business Day with respect to such Note, such Interest Payment Date shall be the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day and no interest on such payment shall accrue from and after such Maturity.

     Unless otherwise specified in the applicable Pricing Supplement, the interest accrued from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the Note and the applicable Pricing Supplement, the interest factor (expressed as a decimal rounded upwards, if necessary, as described below) for each such day is computed by dividing the interest rate (expressed as a decimal rounded upwards, if necessary, as described below) applicable to such date by 360 (or, in the case of the Treasury Rate Notes and CMT Rate Notes, by the actual number of days in the year). The interest factor for Notes for which two or more interest rate formulae are applicable will be calculated in each period in the same manner as if only the lowest, highest or average of, as the case may be, such interest rate formulae applied.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544)
being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Foreign Currency Notes, the nearest unit (with one-half cent or five one-thousandths of a unit being rounded upwards).

     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

     CD Rate Notes. Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified on the face of such CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the CD Rate for that CD Interest

Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the secondary market offered rates, as of 10:00 a.m., New York City time, on that CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on the CD Rate Interest Determination Date.

     CMT Rate Notes. CMT Rate Notes will bear interest at the rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified in the applicable CMT Rate Note and Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement and CMT Rate Note, "CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not available by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of all the offer prices so obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such CMT Interest Determination Date will be the CMT Rate determined on the immediately preceding CMT Interest

Determination Date or, in the case of the first CMT Interest Determination Date, the Initial Interest Rate specified in the applicable CMT Rate Note and Pricing Supplement. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) and will be payable on the dates specified on the face of such Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15 (519), Selected Interest Rates" ("H.15 (519)"), or any successor publication of the Board of Governors of the Federal Reserve System, under the heading "Commercial Paper." In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be the Money Market Yield of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the offered rates, as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield      =          D x 360         x      100
                               ---------------
                                360 - (D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any) specified on the face of such Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date for Federal Funds having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Federal Funds Rate for that Federal Funds Interest Determination Date shall be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates, prior to 9:00 a.m., New York City time, on that Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

     LIBOR Notes. Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified on the face of such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Reset Date will be determined by the Calculation Agent as follows:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note, LIBOR will be either: (A) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if such Pricing Supplement does not specify a source for LIBOR, the rate for deposits in the London interbank market in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date, or (B) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement and commencing on the second London Business Day immediately following such Interest Determination Date that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page. If no rate appears on the Designated LIBOR Page (or, in the case of clause (i)(B) above, if the Designated LIBOR Page by its terms provides for more than a single rate but fewer than two offered rates appear on such Page), LIBOR in respect of such Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) With respect to an Interest Determination Date relating to a LIBOR Note to which the last sentence of clause (i) above applies, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center, on such Interest Determination Date for loans made in the Index Currency to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time by three major banks in such Principal Financial Center selected by the Calculation Agent; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such Interest Determination Date will be LIBOR in effect on such Interest Determination Date.

     Prime Rate Notes. Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified on the face of such Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published prior to 3:00 p.m., New York City time, on such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 for the Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the announced prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by at least two of three major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such quotations appear on the Reuters Screen USPRIME1, the Prime Rate shall be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate then in effect on such Prime Rate Interest Determination Date.

     Treasury Rate Notes. Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of such Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury bills -- Auction Average (Investment)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent, rounded, upwards if necessary, to the next higher one hundred thousandth of a percentage point, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be the rate as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills Secondary Market." In the event that such rate is not so published by 3:00 p.m., New York City time, on such Calculation Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent rounded, upwards if necessary, to the next higher one hundred thousandth of a percentage point, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers in The City of New York selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

INDEXED NOTES

     Notes also may be issued with the principal amount payable at Maturity or interest to be paid thereon, or both, to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of the Specified Currency relative to one or more other Currencies specified in the Prospectus

Supplement, or such other price or exchange rate as may be specified in such Note ("Indexed Notes"), as set forth in a Pricing Supplement relating to such Indexed Notes. In certain cases, Holders of such Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Indexed Notes, or an interest rate that is greater than or less than the stated interest rate on the Indexed Notes, or both, depending upon the structure of the Indexed Notes and the relative value at Maturity or at the relevant Interest Payment Date, as the case may be, of the specified indexed item. Information as to the method for determining the principal amount payable at Maturity, the manner of determining the interest rate, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in Indexed Notes will be set forth in the applicable Pricing Supplement.

     An investment in Indexed Notes entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of an Indexed Note is indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued by the Company at the same time, including the possibility that no interest will be paid, and, if the principal amount of an Indexed Note is indexed, the principal amount payable at Maturity may be less than the original purchase price of such Indexed Note, including the possibility that no principal will be paid (but in no event shall the amount of interest or principal paid with respect to an Indexed Note be less than zero). Additionally, if the formula used to determine the principal amount or interest payable with respect to such Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable Currency, commodity or interest rate index may be increased. See "Foreign Currency Risks."

ORIGINAL ISSUE DISCOUNT NOTES

     The Notes may be issued from time to time at an issue price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par) ("Original Issue Discount Notes"). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an Original Discount Note and par is referred to herein as the "Discount." In the event of redemption, acceleration or acceleration of Maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to the sum of (i) the issue price (increased by any accruals of Discount) and, in the event of any redemption by the Company of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable), and (ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of Maturity.

     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of Maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the Maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code").

     Certain Original Issue Discount Notes may not be treated as having original issue discount for federal income tax purposes, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Tax Considerations."

BOOK-ENTRY NOTES

     The Depository Trust Company (the "Depository") will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully-registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). One fully-registered Global Note will be issued for each issue of the Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depository. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount (if any) permitted by the Depository, one Global Note will be issued with respect to such maximum principal amount and an additional Global Note will be issued with respect to any remaining principal amount of such issue.

     The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that Participants deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

     Except as set forth below, each Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     Purchases of Book-Entry Notes under the Depository's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depository's records. The ownership interest of each beneficial owner of each Book-Entry Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. A Beneficial Owner will not receive written confirmation from the Depository of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of such transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into such transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for one or more Book-Entry Notes is discontinued.

     To facilitate subsequent transfers, all Global Notes deposited by Participants with the Depository are registered in the name of the Depository's partnership nominee, Cede & Co. The deposit of Global Notes with the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Book-Entry Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depository's current practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither the Depository nor Cede & Co. will consent or vote with respect to Book-Entry Notes. Under its usual procedures, the Depository will mail an "Omnibus Proxy" to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Book-Entry Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of the Depository, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depository is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     A Beneficial Owner shall give notice to elect to have its Book-Entry Notes purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Book-Entry Notes, on the Depository's records, to the Paying Agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Book-Entry Notes are transferred by Direct Participant on the Depository's records.

     The Depository may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Agents. Under such circumstances, in the event that a successor securities depositary is not appointed, definitive Notes will be printed and delivered in exchange for the Book-Entry Notes represented by the Global Notes held by the Depository.

     The Company may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depositary). In that event, definitive Notes will be printed and delivered in exchange for the Book-Entry Notes represented by the Global Notes held by the Depository.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     None of the Company, any Agent, the Trustee, any Paying Agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a Currency other than U.S. dollars, the following provisions shall apply, which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement. For a description of certain risks associated with Foreign Currency Notes, see "Foreign Currency Risks."

     Unless otherwise indicated in the applicable Pricing Supplement, a Foreign Currency Note will not be sold in, or to a resident of, the country of the Specified Currency in which such Note is denominated.

     Foreign Currency Notes are issuable in registered form only, without coupons. The denominations for particular Foreign Currency Notes will be specified in the applicable Pricing Supplement.

     Unless otherwise provided in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers of Notes who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, Notes. Such persons should consult their own advisors with regard to such matters.

CURRENCIES

     Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into the Specified Currencies and vice versa, and banks do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Notes, or by such other day as determined by the Agent who presented such offer to purchase Notes to the Company, such Agent is prepared to arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable the purchasers to pay for the Notes. Each such conversion will be made by the applicable Agent on such terms and subject to such conditions, limitations and charges as the applicable Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Notes.

     Specific information about the Foreign Currency in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the Currency and any exchange controls, will be contained in the applicable Pricing Supplement. Such information contained therein shall be furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future. See "Foreign Currency Risks--Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

     The principal of, premium, if any, and interest on Foreign Currency Notes are payable by the Company in the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, because banks do not now have non-U.S. dollar bank accounts in their offices in the United States, the Exchange Rate Agent will convert all payments of principal of, premium, if any, and interest on Foreign Currency Notes to U.S. dollars. However, unless otherwise specified in the applicable Pricing Supplement, the Holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as described below.

     Any U.S. dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the Holder of the Foreign Currency Note by deductions from such payments.

     Notwithstanding the foregoing, unless otherwise specified in the applicable Pricing Supplement, a Holder of Foreign Currency Notes may elect to receive payment of the principal of, premium, if any, and interest on the Notes in the Specified Currency by transmitting a written request for such payment to the principal offices of The Bank of New York in the Borough of Manhattan, The City of New York, as Paying Agent, on or prior to the Regular Record Date or at least 16 days prior to Maturity, as the case may be. Such request may be in writing (mailed or hand-delivered) or by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to The Bank of New York in the Borough of Manhattan, The City of New York, but written notice of any such revocation must be received by The Bank of New York in the Borough of Manhattan, The City of New York on or prior to the relevant Regular Record Date or at least 16 days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Foreign Currency Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in the Specified Currency must notify the participant through which its interest is held on or prior to the applicable Regular Record Date or at least 16 days prior to Maturity, as the case may be, of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such participant must notify the Depository of such election on or prior to the third Business Day after such Regular Record Date. The Depository will notify the Paying Agent of such election on or prior to the fifth Business Day after such Regular Record Date. If complete instructions are received by the participant and forwarded by the participant to the Depository, and by the Depository to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency.

     Interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the accompanying Prospectus and this Prospectus Supplement for interest on Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the Specified Currency will be paid by a check drawn on an account maintained at a bank outside the United States, unless other arrangements have been made. The principal of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at Maturity will be paid in immediately available funds against presentation of such Foreign Currency Notes at the principal offices of The Bank of New York in the Borough of Manhattan, The City of New York, as Paying Agent. Any payment of principal or interest required to be made on an Interest Payment Date or at Maturity of a Foreign Currency Note which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or Maturity.

PAYMENT CURRENCY

     If a Specified Currency is not available for the payment of principal, premium, if any, or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See "Foreign Currency Risks--Exchange Rates and Exchange Controls."

                             FOREIGN CURRENCY RISKS

     THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES OR INDEXED NOTES THE PAYMENT OF WHICH IS TO BE MADE IN OR RELATED TO THE VALUE OF A FOREIGN CURRENCY AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY OR INDEXED TRANSACTIONS.

     The information set forth in this Prospectus Supplement with respect to foreign currency risks is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers of Foreign Currency Notes who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payment of principal of, premium, if any, and interest on, the Notes. Such person should consult their own counsel with regard to such matters.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the Specified Currency after the issuance of such Notes and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Note, in the U.S. dollar equivalent value of the principal repayable at maturity of such Note and, generally, in the U.S. dollar-equivalent market value of such Note. In addition, depending on a specific term of a currency-linked Indexed Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in the effective yield of such currency linked Indexed Note and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a currency linked Indexed Note to the investor.

     Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Governments in fact use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Foreign Currency Notes or currency linked Indexed Notes is that their U.S. dollar-equivalent yields could be affected by governmental actions, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of such Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable Specified Currency.

     Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Note's Maturity. Even if there are no exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available at such Note's Maturity. In that event, the Company will pay in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate.

FOREIGN CURRENCY JUDGMENTS

     The Indenture and Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a New York court, such court would render or enter a judgment or decree in the Specified Currency. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. In the event an action based on Foreign Currency Notes were commenced in a court in the United States outside New York, it is likely that the judgment currency would be U.S. dollars, but the method of determining the applicable exchange rate may differ.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of the principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, and such changes may be made with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of his particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against, or which are hedged against, currency risks, or Holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Finally, this summary does not discuss Original Issue Discount Notes (as defined below) which qualify as "applicable high yield discount obligations" under Section 163(i) of the Code. Holders of Original Issue Discount Notes which are "applicable high yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "Holder" means an owner of a Note that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate (or, for tax years beginning on or before December 31, 1996, a trust) the income of which is subject to United States federal income taxation regardless of its source or (iv) for taxable years beginning after December 31, 1996 (unless earlier elected), any trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantive decisions of the trust; provided that, under regulations authorized by the Taxpayer Relief Act of 1997 but not yet issued, a trust that was in existence on August 20, 1996 (other than a grantor trust) and was treated as a United States person on the day before such date may elect to continue to be treated as a United States person.

TAX CONSEQUENCE TO HOLDERS

  Payments of Interest

     Interest paid on a Note will generally be taxable to a Holder as ordinary interest income at the time it accrues or is received, in accordance with the Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Note and will be taxed in the manner described below under "Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes, Foreign Currency Notes and Indexed Notes are discussed below.

  Original Issue Discount Notes

     A Note that has an "issue price" (as defined below) which is less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "Original Issue Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers of similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or certain variable rates of interest, or certain combinations thereof. For example, interest that is unconditionally payable in cash at least annually at a single qualified floating rate will be qualified stated interest. In general, a rate is qualified floating rate if variations in the value of the rate may reasonably be expected to measure contemporaneous fluctuations in the cost of newly-borrowed funds. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a floating rate or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature because the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

     If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e. 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have been issued with original issue discount. Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

     A Holder of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting for federal income tax purposes. Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income, but such Holders will not be required to include separately in income cash payments received on such Notes, even if denominated as interest, to the extent they do not constitute qualified stated interest. The amount of original issue discount includible in income for a taxable year by the Holder of an Original Issue Discount Note will generally equal the sum of the "daily portions" of the total original issue discount on the Original Issue Discount Note for each day during the taxable year in which such Holder held the Original Issue Discount Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to each accrual period. The term "accrual period" means an interval of time of one year or less, provided that each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period. The amount of original issue discount allocable to an accrual period will be the excess of (a) the product of the "adjusted issue price" of the Original Issue Discount Note at the beginning of such accrual period and its "yield to maturity" over (b) the amount of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of an accrual period will equal the issue price plus the amount of original issue discount previously includible in the gross income of any owner of the Note, less any payments made on such Original Issue Discount Note (other than qualified stated interest) on or before the first day of the accrual period. The "yield to maturity" of the Original Issue Discount Note will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period. Under this method, Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Floating Rate Notes may be treated as Original Issue Discount Notes. Persons intending to purchase such Notes should refer to the applicable Pricing Supplement.

     Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note." In general, a cash method Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. Holders who make such an election, Holders who report income on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a Holder that is not required and that does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

     Under the OID Regulations, a Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with the constant yield method.

     Certain of the Original Issue Discount Notes may be redeemed prior to maturity. Original Issue Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Original Issue Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

  Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above, in accordance with the Holder's method of accounting for federal income tax purposes as described therein. A Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any original issue discount previously included in income by the Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

     Subject to the discussion under "Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's taxable income), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. See "Original Issue Discount Notes" above. The excess of net long-term capital gains over net short-term capital losses is taxed at lower rates than ordinary income for certain noncorporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     If a Holder purchases a Note for an amount that is greater than the amount payable at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with Section 171 of the Code) to amortize such premium, using a constant yield method, over the remaining term of the Note (where such Note is not optionally redeemable prior to its maturity date), as a reduction in the amount of interest payments otherwise includible in income. If such Note may be optionally redeemed prior to maturity after the Holder has acquired it, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period of earlier redemption date, with reference to the amount payable on the earlier redemption date. A Holder that elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

     If a Holder makes a Constant Yield Election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all the Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

  Foreign Currency Notes

     The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar, or that pay interest or principal in one or more currencies or currency units other than the U.S. dollar (collectively, "Foreign Currency Notes").

     A Holder who uses the cash method of accounting and who receives a payment of qualified stated interest in a foreign currency with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the Holder's tax basis in the foreign currency. A cash method Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

     In the case of accrual method Holders of Original Issue Discount Notes, a Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     A Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determine on the date of such purchase or adjustment. A Holder that purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and
(ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such Holder acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be realized only to the extent of the total gain or loss realized by a Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the Holder or the "qualified business unit" of the Holder on whose books the Note is properly reflected. Any gain or loss realized by such a Holder in excess of such foreign currency gain or loss is capital gain or loss, except in the case of a short-term Original Issue Discount Note to the extent of any original issue discount not previously included in the Holder's income.

     A Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at a time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes, provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

  Notes Linked to Currency Exchange Rates

     Indexed Notes that are linked to currency exchange rates should constitute debt obligations of the Company for United States federal income tax purposes and no portion of the issue price of the Notes should be separately allocated to the foreign exchange feature of the Notes. However, the proper treatment of payments of principal of and interest on such Currency Indexed Notes is uncertain at this time.

     Holders of Currency Indexed Notes should consult with their tax advisors as to the federal income tax consequences of the ownership and disposition of such Notes.

  Notes Linked to Commodity Prices, Equity Indices or Other Factors

     The United States federal income tax consequences to a Holder of the ownership and disposition of Indexed Notes and Notes that are exchangeable into the stock or a debt instrument of another issuer may vary depending on the exact terms of the Notes. Holders intending to purchase Indexed Notes and Notes that are exchangeable into the stock or debt instrument of another issuer should refer to any discussion relating to taxation in the applicable Pricing Supplement.

  Backup Withholding and Information Reporting

     Certain noncorporate Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including the accrual of original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining and establishing such an exemption if applicable.

     The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A PARTICULAR HOLDER'S SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES (POSSIBLY INCLUDING RETROACTIVE CHANGES) IN FEDERAL OR OTHER TAX LAWS.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the Company for each of the periods set forth below is as follows:

    THIRTY-NINE WEEKS ENDED                                        FISCAL YEARS ENDED
--------------------------------    ---------------------------------------------------------------------------------
SEPTEMBER 27,     SEPTEMBER 28,     DECEMBER 28,     DECEMBER 30,     DECEMBER 31,     DECEMBER 25,     DECEMBER 26,
     1997              1996             1996             1995            1994(1)           1993             1992
--------------    --------------    -------------    -------------    -------------    -------------    -------------
    4.91x             17.24x           14.47x           11.58x            7.28x            3.64x            2.84x

---------------
(1) Fiscal year consisted of 53 weeks.

     The ratio of earnings to fixed charges has been computed by dividing pre-tax earnings available for fixed charges (earnings before income taxes adjusted for interest expense and one-third of operating lease/rent expense) by fixed charges. Fixed charges include interest expense (incurred interest before capitalized interest and interest income) and one-third of operating lease/rent expense. The Company's management believes that one-third of operating lease/rent expense is representative of the interest factor.

                       PLAN OF DISTRIBUTION OF THE NOTES

     Under the terms of the Distribution Agreement dated as of December 12, 1997 (the "Distribution Agreement"), the Notes are being offered on a continuing basis by the Company through Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Brothers Inc (the "Agents"), each of which has agreed to use its reasonable efforts to solicit purchases of the Notes. Except as otherwise agreed by the Company and an Agent with respect to a particular Note, the Company will pay each Agent a commission ranging from 0.125% to 0.750% of the principal amount of each Note, depending on its Maturity, sold through such Agent. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its sole discretion, to reject any offer to purchase Notes received by it, in whole or in part, that it reasonably considers to be unacceptable.

     The Company also may sell Notes to any Agent, acting as principal, at a discount or concession to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at a fixed offering price or at varying prices related to prevailing market prices at the time of such resale or otherwise, as determined by such Agent and specified in the applicable Pricing Supplement. The Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price, concession and discount may be changed.

     The Notes may also be sold by the Company directly to investors (other than broker-dealers) in those jurisdictions in which the Company is permitted to do so. No commission will be paid on Notes sold directly by the Company.

     The Company may also accept offers to purchase Notes from time to time through one or more additional agents, acting either as agent or principal, on substantially the same terms as those applicable to sales of Notes to or through the Agents pursuant to the Distribution Agreement. Any such additional agent shall, with respect to such Notes, be deemed to be included in all references to an "Agent" or the "Agents" hereunder.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice.

     Each purchaser of a Note will arrange for payment as instructed by the applicable Agent or the Company. The Agents are required to deliver the proceeds of the Notes to the Company in immediately available funds to a bank designated by the Company in accordance with the terms of the Distribution Agreement, on the date of settlement.

     An Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company has agreed to indemnify the Agents against and contribution toward certain liabilities, including liabilities under the Act. The Company has also agreed to reimburse the Agents for certain expenses.

     The Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulation. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     Concurrently with the offering of the Notes through the Agents as described herein, the Company may issue other Debt Securities from time to time as described in the accompanying Prospectus. Other Debt Securities so issued may reduce correspondingly the maximum aggregate principal amount of Notes that may be offered by this Prospectus Supplement and the accompanying Prospectus. See "Description of Notes."

     Certain Agents and their affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the Company and its affiliates in the ordinary course of business. Additionally, John S. Chalsty, Chairman of the Board and Chief Executive Officer of Donaldson, Lufkin & Jenrette Securities Corporation, serves as a director of the Company.

                             VALIDITY OF THE NOTES

     The validity of the Notes offered hereby will be passed upon for the Company by Sheila B. Hagen, Esq., General Counsel of the Company and for the Agents by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The opinions of Ms. Hagen and Skadden, Arps, Slate, Meagher & Flom LLP will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee at the request of the Company in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions. Ms. Hagen is an officer and full-time employee of the Company.

                                    EXPERTS

     The consolidated balance sheets as of December 28, 1996 and December 30, 1995 and the consolidated statements of earnings, changes in stockholders' equity, and cash flows for the fiscal years then ended, and the related financial statement schedule, all incorporated by reference or included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996 which are incorporated by reference herein have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report with respect thereto, which is incorporated by reference herein. The consolidated statements of earnings, changes in stockholders' equity, and cash flows for the fiscal year ended December 31, 1994 incorporated by reference or included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, which are incorporated by reference herein, have been audited by Price Waterhouse LLP, independent public accountants, as indicated in their reports with respect thereto, which is incorporated by reference herein. Such financial statements and schedules are incorporated by reference herein in reliance upon the reports of such independent public accountants, given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

     Set forth below are definitions, or the locations elsewhere of definitions, of some of the terms used in this Prospectus Supplement.

     "Business Day" means (a) with respect to any Note (unless otherwise provided in this definition), any day that is a Business Day in The City of New York, (b) with respect to LIBOR Notes only, any Business Day in The City of New York that is also a London Business Day, (c) with respect to Foreign Currency Notes (other than Foreign Currency Notes denominated in European Currency Units ("ECUs")) only, any day that is a Business Day, both in The City of New York and in the principal financial center of the country of the Specified Currency and
(d) with respect to Foreign Currency Notes denominated in ECU, any Business Day in the City of New York that is also designated as an ECU settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day in which payments in ECU are made.

     "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes. Unless otherwise provided in a Pricing Supplement, the Calculation Agent will be The Bank of New York.

     "Calculation Date" means the date on which the Calculation Agent is to calculate an interest rate for a Floating Rate Note, which is the applicable date set forth below, unless otherwise specified in the applicable Pricing
Supplement:

          CD Rate -- The earlier of (i) the tenth day after the related CD Rate Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; and (ii) the Business Day next preceding the relevant Interest Payment Date or date of Stated Maturity, as the case may be.

          Commercial Paper Rate -- The earlier of (i) the tenth day after the related Commercial Paper Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; and (ii) the Business Day next preceding the relevant Interest Payment Date or date of Stated Maturity, as the case may be.

          Federal Funds Rate -- The earlier of (i) the tenth day after the related Federal Funds Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; and (ii) the Business Day next preceding the relevant Interest Payment Date or date of Stated Maturity, as the case may be.

          LIBOR -- The LIBOR Interest Determination Date.

          Prime Rate -- The Prime Rate Interest Determination Date.

          Treasury Rate -- The earlier of (i) the tenth day after the related Treasury Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; and (ii) the Business Day next preceding the relevant Interest Payment Date or date of Stated Maturity, as the case may be.

     "CD Rate" means the rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--CD Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

     "Commercial Paper Rate" means the rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--Commercial Paper Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

     "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication, published by the Federal Reserve Bank of New York.

     "Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement and CMT Rate Note with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement and CMT Rate Note, the Designated CMT Maturity Index shall be 2 years.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement and CMT Rate Note (or any other page that may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement and CMT Rate Note, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated LIBOR Page" means the display on Page 3750 (or such other page as is specified in the applicable Pricing Supplement) of the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency (or such other page as may replace that page on that service for the purpose of displaying such rates), unless "LIBOR Reuters" is designated in the applicable Pricing Supplement, in which case the Designated LIBOR Page shall be the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency.

     "Federal Funds Rate" means the rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--Federal Funds Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

     "Fixed Rate Note" shall have the meaning set forth under the heading "Description of Notes--Fixed Rate Notes."

     "Floating Rate Notes" shall have the meaning set forth under the heading "Description of Notes--Floating Rate Notes."

     "Foreign Currency Exchange Gain or Loss" shall have the meaning set forth under the heading "Certain United States Federal Tax Considerations--Foreign Currency Notes--Interest Payments and Original Issue Discount."

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "Index Currency" means the Currency specified in the applicable Pricing Supplement as the Currency with respect to which LIBOR shall be calculated. If no such Currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Index Maturity" means, with respect to a Floating Rate Note, the period to Maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

     "Initial Interest Rate" means the rate at which an interest bearing Note other than a Fixed Rate Note will bear interest from the date of issue to the first Reset Date, as set forth in the applicable Pricing Supplement.

     "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Reset Date and calculated on the related Calculation Date (except in the case of Prime Rate and LIBOR, which are calculated on the related Prime Rate Interest Determination Date and LIBOR Interest Determination Date, respectively). See the fourth paragraph under the heading "Description of Notes--Floating Rate Notes" for the Interest Determination Dates for Floating Rate Notes. The Interest Determination Dates for any Floating Rate Note will also be set forth in the applicable Pricing Supplement and in such Note.

     "Interest Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the variable interest rate determined as of any Interest Determination Date. See the third paragraph under the heading "Description of Notes--Floating Rate Notes" for the applicable Reset Dates for such Notes. The Reset Dates with respect to any interest-bearing Note will also be set forth in the applicable Pricing Supplement and on such Note.

     "LIBOR" means the rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--LIBOR Notes," unless otherwise indicated in the applicable Prospectus Supplement.

     "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Original Issue Discount Note" means any Note which is considered to have been issued at an original issue discount for federal income tax purposes (see "United States Taxation--Tax Consequences to Holders--Original Issue Discount Notes" above).

     "Prime Rate" means the rate calculated as set forth under the heading "Description of Notes Floating Rate Notes--Prime Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

     "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying the prime rate or base lending rate of major United States banks).

     "Section 988 Election" shall have the meaning set forth under the heading "Certain United States Federal Tax Considerations--Foreign Currency Notes--Interest Payments and Original Issue Discount."

     "Specified Currency" shall have the meaning set forth in the first paragraph under the heading "Special Provisions Relating to Foreign Currency Notes--Currencies."

     "Spread" means the number of basis points specified in the Note and the applicable Pricing Supplement as being applicable to the Interest Rate for a particular Floating Rate Note.

     "Spread Multiplier" means the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

     "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service or such other service as may be nominated as the information vendor, for the purpose of displaying rates or pricing relating to LIBOR).

     "Treasury Rate" means the interest rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--Treasury Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

PROSPECTUS

                                  $500,000,000

                                   IBP, INC.
                                DEBT SECURITIES
                            ------------------------

     IBP, inc. ("IBP" or the "Company") may offer from time to time its senior unsecured debt securities (the "Debt Securities") at an aggregate initial offering price of up to $500,000,000 (or the equivalent thereof if any of the Debt Securities are denominated other than in U.S. dollars) on terms to be determined at the time of offering. The series, specific designation, aggregate principal amount, maturity, rate (or manner of rate calculation) and time of payment of any interest, purchase price, any terms relating to mandatory or optional redemption or repayment (including any sinking fund), any modification of the covenants and any other specific terms in connection with the sale of the Debt Securities in respect of which this Prospectus is being delivered are set forth in an accompanying Prospectus Supplement. The Prospectus Supplement also includes information concerning any listing on a stock exchange of the Debt Securities with respect to which this Prospectus and the Prospectus Supplement are being delivered.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

    The Debt Securities may be offered directly by the Company, through agents designated from time to time, through dealers or through underwriters. See "Plan of Distribution." Any such agents, dealers or underwriters are set forth in the accompanying Prospectus Supplement. If an agent of IBP or a dealer or underwriter is involved in the offering of the Debt Securities, the name of such agent, dealer or underwriter, any applicable commissions or discounts, and net proceeds to IBP will be set forth in the Prospectus Supplement with respect to such Debt Securities. Any agents, dealers or underwriters participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

    This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

                The date of this Prospectus is January 17, 1996.

                             AVAILABLE INFORMATION

     IBP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy materials and other information concerning IBP and the Registration Statement (as defined below) can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices maintained by the Commission at The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies can be obtained by mail from the Commission at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies can be obtained electronically through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. In addition, reports, proxy statements and other information concerning IBP can be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which IBP's common stock is listed.

     IBP has filed with the Commission a registration statement on Form S-3 (herein, together with all information incorporated by reference therein and all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any applicable Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement including the exhibits filed as a part thereof. Statements made in this Prospectus and any applicable Prospectus Supplement as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by IBP with the Commission (File No. 1-6085) pursuant to the Exchange Act are incorporated in and made a part of this Prospectus by reference thereto:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

          (b) Quarterly Reports on Form 10-Q for the thirteen weeks ended April 1, 1995, the twenty-six weeks ended July 1, 1995, and the thirty-nine weeks ended September 30, 1995; and

          (c) Current Reports on Form 8-K filed with the Commission on August 7, 1995 and January 16, 1996, respectively.

     All other documents filed by IBP pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities made hereby shall be deemed incorporated by reference in this Prospectus and any applicable Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus or any applicable Prospectus Supplement, shall be deemed to be modified or superseded for purposes of this Prospectus or any applicable Prospectus Supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any applicable Prospectus Supplement.

     IBP will provide without charge to each person to whom this Prospectus and any Prospectus Supplement have been delivered, upon written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus or any applicable Prospectus Supplement. Requests for such copies should be directed to Investor Relations Department, IBP, inc., Post Office Box 515 #52A, Dakota City, Nebraska 68731; telephone number (402) 241-2559.

                                  THE COMPANY

     IBP is the world's leading producer of fresh beef and pork, with fiscal 1994 net sales of approximately $12.1 billion. Customers include food retailers, distributors, wholesalers, restaurant and hotel chains and other food processors. IBP also produces fully cooked meats for the retail and food service industries. Its allied products line includes more than 250 items, including tanned hides for leather makers, ingredients for pharmaceuticals and raw materials for animal feeds.

     Founded in 1960 as Iowa Beef Packers, Inc., the Company began operations in 1961 with one plant in western Iowa. Today, IBP has 23 plant sites in North America, regional sales offices throughout the United States and international sales offices in England and Japan.

     IBP is a Delaware corporation with executive offices located at IBP Avenue, Dakota City, Nebraska 68731-0515. The telephone number of its Investor Relations Department is (402) 241-2559. Unless the context indicates otherwise, all references in this Prospectus to "IBP" or the "Company" include IBP, inc. and its subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for IBP for each of the periods set forth below is as follows:

    THIRTY-NINE WEEKS ENDED                                        FISCAL YEARS ENDED
-------------------------------     --------------------------------------------------------------------------------
SEPTEMBER 30,     SEPTEMBER 24,     DECEMBER 31,     DECEMBER 25,     DECEMBER 26,     DECEMBER 28,     DECEMBER 29,
    1995              1994            1994(1)            1993             1992             1991             1990
-------------     -------------     ------------     ------------     ------------     ------------     ------------
    11.44x            5.78x             7.28x            3.64x            2.84x            1.01x            2.07x

---------------
(1) Fiscal year consisted of 53 weeks.

     The ratio of earnings to fixed charges has been computed by dividing pre-tax earnings available for fixed charges (earnings before income taxes adjusted for interest expense and one-third of operating lease/rent expense) by fixed charges. Fixed charges include interest expense (incurred interest before capitalized interest and interest income) and one-third of operating lease/rent expense. The Company's management believes that one-third of operating lease/rent expense is representative of the interest factor.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, the net proceeds to IBP from the sale of the Debt Securities offered hereby will be added to the working capital of IBP and will be available for general corporate purposes.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). A form of the Indenture has been filed as an exhibit to the Registration Statement. The statements made under this heading relating to the Debt Securities and the Indenture are summaries of the provisions thereof and do not purport to be complete. Parenthetical references below are to the Indenture or to sections of the Trust Indenture Act of 1939, as amended (the "TIA"), certain provisions of which govern the terms of the Indenture, and, whenever any particular provision of the Indenture or the TIA or any defined term used therein is referred to, such provision or defined term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Indenture.

GENERAL

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount which may be authorized by the Company for each series. The Debt Securities will be unsecured and unsubordinated Debt of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The particular terms of each series of Debt Securities, as well as any modifications of or additions to the general terms of the Debt Securities as described herein that may be applicable in the case of a particular series of Debt Securities, will be described in the Prospectus Supplement relating to such series of Debt Securities. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the following terms or additional provisions of the Debt Securities: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices at which such Debt Securities will be issued; (4) the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable; (5) the rate or rates per annum (which may be fixed, floating or adjustable) at which such Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined; (6) the date or dates from which interest, if any, on such Debt Securities shall accrue or the method by which such date or dates shall be determined, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, the Regular Record Dates for such Interest Payment Dates, if any, and the Person to whom any interest on such Debt Securities will be payable, if other than the Person in whose name such Debt Securities are registered on any Regular Record Date; (7) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder and any other terms and provisions of such optional or mandatory redemptions; (8) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the Currency in which, and the other terms and conditions upon which, such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (9) whether such Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of such Debt Securities shall be issuable in whole or in part in temporary or permanent global form or in the form of Book-Entry Securities and, if so, the circumstances under which any such global security or global securities or Book-Entry Securities may be exchanged for Debt Securities registered in the name of, and any transfer of such global or Book-Entry Securities may be registered to, a Person other than the depository for such temporary or permanent global securities or Book-Entry Securities or its nominee; (10) if other than Dollars, the Currency in which such Debt Securities will be denominated and in which the principal of (and premium, if any) and any interest on such Debt Securities will be payable; (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (12) whether the Company or Holder may elect payment of the principal of (and premium, if any) or interest, if any, on such Debt Securities in one or more Currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the Currency in which such Debt Securities are denominated or stated to be payable and the Currency in which such Debt Securities are to be so payable;
(13) the place or places, if any, other than or in addition to the Borough of Manhattan, The City of New York, where the principal of (and premium, if any) and any interest on such Debt Securities shall be payable, any Registered Securities of the series may be surrendered for registration of transfer, such Debt Securities may be surrendered for exchange and notice or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;
(14) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any

Registered Securities of the series shall be issuable and, if other than the denomination of $5,000, the denomination or denominations in which any Bearer Securities of the series shall be issuable; (15) the applicability, if at all, to such Debt Securities of the provisions of Article XIV of the Indenture described under "Defeasance and Covenant Defeasance" below, and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article; (16) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;
(17) whether and under what circumstances the Company will pay Additional Amounts as contemplated by Section 10.4 of the Indenture on such Debt Securities to any Holder who is not a United States Person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (18) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified; (19) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (20) the date as of which any Bearer Securities of the series and any temporary global security shall be dated if other than the date of original issuance of the first of such Debt Securities; (21) if such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; (22) the designation of the initial Exchange Rate Agent, if any; and (23) any other terms of such Debt Securities (Section 3.1).

     The Indenture does not contain any provisions that afford Holders of Debt Securities of any series protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders of the Debt Securities (except to the limited extent that the covenants described below under "Certain Restrictions" might affect the Company's ability to consummate such transactions). Any provision that does provide such protection, if applicable to the Debt Securities, will be described in the applicable Prospectus Supplement relating thereto.

     Some or all of the Debt Securities may be issued under the Indenture as Original Issue Discount Securities (bearing no interest or interest at a rate that at the time of issuance is below market rates) or as deferred interest Debt Securities (paying interest at a later date) to be issued at prices below their stated principal amounts. Certain federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities and deferred interest Debt Securities will be described in the applicable Prospectus Supplement.

     Debt Securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Registered Securities will be issuable in denominations of $1,000 and integral multiples of $1,000 and Bearer Securities will be issuable in the denomination of $5,000 or, in each case, in such other denominations as may be in the terms of the Debt Securities of any particular series. The Indenture also provides that Debt Securities of a series may be issuable in temporary or permanent global form and may be issued as Book-Entry Securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by the Company (the

"Depository") and identified in a Prospectus Supplement with respect to such series (Section 3.1). Unless otherwise specified in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached (Section 2.1).

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If (but only if) provided in an applicable Prospectus Supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities (Section 3.5).

     The Debt Securities may be presented for exchange as described above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.5). If a Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable both as Registered Securities and as Bearer Securities, the Company will be required to maintain (in addition to the Trustee) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 10.2).

     The Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part, (iii) exchange any Bearer Security selected for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Securities which has been surrendered for repayment at the option of the Holder, except the portion, if any, thereof not to be so repaid (Section 3.5).

CERTAIN LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In order to avoid certain adverse United States federal income tax consequences to the Company, Bearer Securities will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder), except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D), including offers and sales to offices located outside the United States of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)) that agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder. Any underwriters, agents and dealers participating in the offering of Debt Securities must agree in writing that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons (other than the financial institutions described above) or deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is not a United States person or that it is a financial institution described above and, if such person is a dealer, that it will send similar confirmations to purchasers from it. A Bearer Security may be delivered in connection with its original issuance only if the person entitled to receive such Bearer Security furnishes written certification of the beneficial ownership of the Bearer Security as required by Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3). In the case of a Bearer Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security (Section 3.3).

     Bearer Securities and any coupons appertaining thereto must bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, Holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

     Other restrictions and additional tax considerations may apply to the issuance and holding of Bearer Securities. A description of any such restrictions and federal income tax consequences will be set forth in the applicable Prospectus Supplement.

GLOBAL AND BOOK-ENTRY DEBT SECURITIES

     If Debt Securities to be sold in the United States are designated by the Company in a Prospectus Supplement as Book-Entry Securities, a global security representing the Book-Entry Securities will be deposited in the name of the nominee for the Depository, representing the Debt Securities to be sold in the United States. Upon such deposit of the Book-Entry Securities, the Depository shall credit an account maintained or designated by an institution to be named by the Company or any purchaser of the Debt Securities represented by the Book-Entry Securities with an aggregate amount of Debt Securities equal to the total number of Debt Securities that have been so purchased. The specific terms of any depository arrangement with respect to any portion of a series of Debt Securities to be represented by one or more global securities will be described in the applicable Prospectus Supplement. Beneficial interests in such Debt Securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depository and the institutions that are Depository participants.

     If so specified in an applicable Prospectus Supplement, the portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary or permanent global Debt Securities, without interest coupons, to be deposited with a common depository in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. Unless otherwise indicated by an applicable Prospectus Supplement, on or after 40 days following its issuance, each such temporary global Debt Security will be exchangeable for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Debt Security, or any combination thereof, as specified in an applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "Denominations, Registration and Transfer." No Bearer Security (including a Debt Security in permanent global form) delivered in exchange for a portion of a temporary or permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange (Sections 3.4 and 3.5).

     A Person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of principal of, premium, if any, and interest on such permanent global Debt Security, be treated as a Holder of such principal amount of Outstanding Debt Securities represented by such permanent global Debt

Security as shall be specified in a written statement of the Holder of such permanent global Debt Security or, in the case of a permanent global Debt Security in bearer form, of the operator of Euroclear or CEDEL which is provided to the Trustee by such Person (Section 2.3).

CERTAIN RESTRICTIONS

  RESTRICTIONS ON LIENS

     The Indenture provides that neither the Company nor any Significant Subsidiary of the Company shall incur, create, issue, assume, guarantee or otherwise become liable for any Debt for money borrowed that is secured by a Lien on any asset now owned or hereafter acquired by it unless the Company makes or causes to be made effective provision whereby the Securities issued under the Indenture will be secured by such Lien equally and ratably with (or prior to) all other Debt thereby secured so long as any such Debt shall be secured. The foregoing restriction does not apply to the following:

          (i) Liens existing as of the date of the Indenture;

          (ii) Liens created by Subsidiaries of the Company to secure Debt of such Subsidiaries to the Company or to one or more other Subsidiaries of the Company;

          (iii) Liens affecting property of a Person existing at the time it becomes a Subsidiary of the Company or at the time it merges into or consolidates with the Company or a Subsidiary of the Company or at the time of a sale, lease or other disposition of all or substantially all of the properties of such Person to the Company or its Subsidiaries;

          (iv) Liens on property existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof, including the expenses incurred in connection therewith, or to secure Debt incurred prior to, at the time of, or within one year after the acquisition thereof for the purpose of financing all or a part of the purchase price thereof, including the expenses incurred in connection therewith;

          (v) Liens on any property to secure all or part of the cost of improvements or construction thereon or Debt incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction, including the expenses incurred in connection therewith;

          (vi) Liens on shares of stock, Debt or other securities of a Person that is not a Subsidiary;

          (vii) Liens relating to accounts receivable of the Company or any of its Subsidiaries which have been sold, assigned or otherwise transferred to another Person in a transaction classified as a sale of accounts receivable in accordance with generally accepted accounting principles (to the extent the sale by the Company or the applicable Subsidiary is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof);

          (viii) Liens created pursuant to applications or reimbursement agreements pertaining to commercial letters of credit which encumber only the goods, or documents of title covering the goods that are sold or shipped in the transaction for which such letters of credit were issued;

          (ix) Liens incurred by the Company after the date of this Agreement in connection with industrial revenue bond financing for facilities (including pollution control equipment) to be used by the Company or any Subsidiary;

          (x) Liens in favor of governmental bodies to secure progress, advance or other payments;

          (xi) other Liens arising in connection with Debt of the Company and its Subsidiaries in an aggregate principal amount for the Company and its Subsidiaries not exceeding 10% of the Consolidated Net Assets of the Company at the time such Lien is issued, created or assumed; and

          (xii) any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien referred to in the foregoing clauses
     (i) through (xi) inclusive, or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal or replacement and (B) the principal amount of Debt secured at the time the Lien was issued, created, assumed or otherwise permitted, plus in either of (A) or (B) the expenses of the Company and its Subsidiaries (including any premium) incurred in connection with any such extension, renewal or replacement, and provided further that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property that secured the Lien extended, renewed or replaced (plus improvements on such property) (Section 10.6).

  RESTRICTIONS UPON SALE AND LEASEBACK TRANSACTIONS

     The Company is not permitted, and may not permit a Significant Subsidiary, to enter into any arrangement on or after the date of the Indenture, or such other date as may be specified in any Prospectus Supplement for an applicable series of Debt Securities issued pursuant to the Indenture, with any Person (other than the Company or another Subsidiary) providing for the leasing by the Company or any such Significant Subsidiary of any Principal Property (except a lease for a temporary period, including renewals, of not more than 24 months by the end of which it is intended that the use of such property by the lessee will be discontinued) except (i) where the Company or such Subsidiary would be entitled to incur Debt secured by a Lien on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Debt Securities, (ii) where the Sale and Leaseback Transaction is entered into in respect of property acquired by the Company or a Subsidiary within 24 months of such acquisition,
(iii) where such Sale and Leaseback Transaction is entered into by the Company or a Subsidiary in respect of property within 24 months of the Company's or a Subsidiary's acquisition of, or merger with, the Person owning such property, or
(iv) where the Company within 120 days of entering into the Sale and Leaseback Transaction applies to the retirement of Debt Securities of any series an amount equal to the greater of (a) the net proceeds of the sale of the property leased pursuant to such Transaction or (b) the fair market value of the property so leased (Section 10.7).

  RESTRICTIONS UPON MERGER AND SALE OF ASSETS

     The Indenture provides that the Company may not consolidate with or merge into any other Person, or sell, convey, transfer, lease, or otherwise dispose of, or permit one or more of its Subsidiaries to sell, convey, transfer, lease, or otherwise dispose of, all or substantially all of the property and assets of the Company, on a consolidated basis, to any Person unless, among other things,
(i) either the Company is the continuing corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and assumes by supplemental indenture all the obligations of the Company under the Indenture and the Debt Securities, and (ii) immediately after the transaction no Default or Event of Default shall exist (Section 8.1).

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to the Debt Securities of any series as being any one of the following events: (i) default for 30 days in any payment of interest upon or any Additional Amounts payable in respect of any Debt Security of that series when due; (ii) default in any payment of principal of (or premium, if any, upon) any Debt Security of that series when due; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Security of that series; (iv) default for 60 days after appropriate notice in the performance of any other covenant in the Indenture with respect to any Debt Security of that series; (v) certain events in bankruptcy, insolvency, reorganization or other similar laws; and (vi) any other Event of Default provided with respect to Debt Securities of that series (Section 5.1).

     In case an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities then Outstanding of that series may declare the principal of the Debt Securities of such series (or, if the Debt Securities of that series were issued as discounted Debt Securities, such portion of the principal as may be specified in the terms of that series) and the accrued interest thereon, if any, to be due and payable (Section 10.8).

     The Indenture requires the Company to file annually with the Trustee an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture (Section 10.8). The Indenture provides that the Trustee may withhold notice to the Holders of any default (except in payment of principal or premium, if any, or interest) if it considers it in the interest of the Holders to do so (Section 6.1).

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of Holders unless such Holders shall have offered to the Trustee reasonable indemnity and security against the costs, expenses and liabilities which might be incurred by it in compliance with such request (Section 5.7). Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in principal amount of the Debt Securities of any series then Outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 5.12).

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive portions of the Indenture and, if applicable, such Debt Securities, unless a greater percentage of such aggregate principal amount is specified in the applicable Prospectus Supplement. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series and any related coupons waive any past default under the Indenture with respect to such series and its consequences, except a default
(i) in the payment of the principal of (or premium, if any) or interest on or Additional Amounts payable in respect of any Debt Security of such series, or
(ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby (Section 5.13).

MODIFICATION OF THE INDENTURE

     Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of all Outstanding Debt Securities of any series that are affected by such modification or amendment unless a greater percentage of such aggregate principal amount is specified in the Prospectus Supplement; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security of such series, among other things: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security of such series; (ii) reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any Debt Security of such series; (iii) change any obligation of the Company to pay Additional Amounts in respect of any Debt Security of such series; (iv) reduce the amount of principal of an Original Issue Discount Security of such series that would be due and payable upon a declaration of acceleration of the Maturity thereof; (v) change the Place of Payment or Currency of Payment of principal of, or any premium or interest on, any Debt Security of such series; (vi) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or any Redemption Date therefor; (vii) reduce the above-stated percentage of Holders of Outstanding Debt Securities of such series necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or (viii) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities of such series necessary to waive any past default (Section 9.2).

     Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any Holder, for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Outstanding Debt Securities of any series created prior thereto which are entitled to the benefit of such provision; (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to secure the Debt Securities; (viii) to provide for the acceptance of appointment by a successor Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Debt Securities, provided such action shall not adversely affect the interests of the Holders of any Debt Securities in any material respect (Section 9.1).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent, waiver or other action thereunder or are present at a meeting of Holders of Debt Securities for quorum purposes, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units shall be the Dollar Equivalent of the Currency Unit, determined on the date of original issuance of such Debt Security or, in the case of an Original Issue Discount Security, the Dollar Equivalent of the Currency Unit, determined on the date of original issuance of such Debt Security, of the amount determined as provided in (i) above (Section 3.12).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of any series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of any such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be the Persons entitled to vote a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver that may be given by the Holders of a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons entitled to vote such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Article XV).

DEFEASANCE AND DISCHARGE

     The Indenture provides that, if so specified with respect to the Debt Securities of any series, the Company will be discharged from any and all obligations in respect of the Debt Securities of such series upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with the terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each installment of interest on, and any sinking fund payments on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that
(i) the Company has received from, or there has been published by, the Internal Revenue Service a rule, or (ii) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of

Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. In the event of any such defeasance and discharge of Debt Securities of such series, Holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity (Section 14.2).

DEFEASANCE OF CERTAIN COVENANTS

     The Indenture provides covenants that, if so specified with respect to the Debt Securities of any series, the Company may omit to comply with the restrictive covenants described under "Certain Restrictions" above and any other covenants applicable to such Debt Securities which are subject to covenant defeasance and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each installment of interest on, and any sinking fund payments on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. The obligations of the Company under the Indenture and the Debt Securities of such series other than with respect to such covenant shall remain in full force and effect. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (Section 14.3).

     In the event the Company exercises its option to omit compliance with the covenants described under "Certain Restrictions" above with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Default. The Company shall in any event remain liable for such payments as provided in the Indenture.

     Unless otherwise provided in the Prospectus Supplement, if, after the Company has deposited funds and/or U.S. Government Obligations to effect defeasance and discharge or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) the Currency in which such deposit has been made in respect of any Debt Security of such series ceases to be used by its government of issuance, the Debt represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate (Section 14.5). Unless otherwise provided in the Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in Dollars (Section 3.12).

     The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

MEDIUM-TERM NOTES

     The Company may offer from time to time medium-term notes (the "Medium-Term Notes") as a series of Debt Securities under the Indenture. The particular terms and provisions of the Medium-Term Notes will be described in the Prospectus Supplement relating to such Medium-Term Notes.

THE TRUSTEE

     The Company from time to time maintains bank accounts and has other customary banking relationships with and obtains credit facilities and lines of credit from the Trustee in the ordinary course of business. The Trustee may also serve as trustee under other indentures covering other debt securities of the Company.

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in an applicable Prospectus Supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time (Section 10.2). Unless otherwise provided in the Prospectus Supplement, payment of interest and certain Additional Amounts on Bearer Securities on any Interest Payment Date will be made only against presentation and surrender of the coupon relating to such Interest Payment Date (Section 10.1). Unless otherwise provided in the Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium, if any, and interest, if any, and Additional Amounts, if any, in respect of Bearer Securities payable in Dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in Dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions (Section 10.2).

     Unless otherwise provided in an applicable Prospectus Supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, interest (including Additional Amounts, if any) may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by transfer to an account maintained by the payee located inside the United States. Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest (Section 3.7).

     Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise) and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any related coupons may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed upon application by the Company on any stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in any other required city located outside the United States, as the case may be, for the Debt Securities of such series (Section 10.2).

     Payments of principal of, premium, if any, and interest on Book-Entry Securities registered in the name of any Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the global security representing such Book-Entry Securities. The Company expects that the Depository, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such Depository or its nominee. None of the Company, the Trustee, any Paying Agent or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspects of the records relating to, or payments made on account of, such beneficial ownership interests in the Book-Entry Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

CERTAIN DEFINITIONS

     "Consolidated Net Assets" means the total assets of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet of the Company for the most recently completed accounting period for which financial statements are publicly available, after deducting the amount of all current liabilities (excluding any constituting Funded Debt by reason of their being renewable or extendible).

     "Funded Debt" means indebtedness for money borrowed which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of the creation of such indebtedness for money borrowed.

     "Holder," when used with respect to any Security, means, in the case of a Registered Security, the Person in whose name the Security is registered in the Security Register and, in the case of a Bearer Security, the bearer thereof and, when used with respect to any coupon, means the bearer thereof.

     "Lien" means any pledge, mortgage, lien, charge, encumbrance or security interest.

     "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 5.2.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any facility (together with the land on which it is erected, any future additions or improvements thereto, and all machinery and equipment included therein) used by the Company or a Subsidiary primarily for producing, processing, packaging, storing, or distributing its products, raw materials, inventories or other materials and supplies, located in the United States or Canada, owned or leased by the Company or a Subsidiary, and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Assets as of the date of such determination, but shall not include any such property financed through the issuance of tax-exempt governmental obligations, or any such property or portion thereof that has been determined by Board Resolution not to be of material importance to the respective business conducted by the Company or a Subsidiary, effective as of the date such Board Resolution is adopted.

     "Significant Subsidiary" means, at any time, any Subsidiary that would be a "Significant Subsidiary" at such time, as such term is defined in Regulation S-X promulgated by the Commission, as in effect as of the date of the Indenture.

     "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust, association or unincorporated organization more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to other purchasers or through agents, and any such sales may be made on a continuing basis. The Prospectus Supplement with respect to the Debt Securities being offered thereby sets forth the terms of the offering of such Debt Securities, including the name or names of any underwriters or agents, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation will be described, in a Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize the underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Each such contract will be for an amount not less than, and unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to such contracts shall not be more than, the respective amounts stated in the Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Company. Delayed Delivery Contracts will not be subject to any conditions except that the purchase by an institution of the Debt Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

                        VALIDITY OF THE DEBT SECURITIES

     The validity of the Debt Securities will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York and certain matters will be passed upon for any underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York. Skadden, Arps, Slate, Meagher & Flom from time to time provides legal services to the Company.

                                    EXPERTS

     The financial statements and schedules included in IBP's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which are incorporated by reference herein and in the Registration Statement, have been audited by Price Waterhouse LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated by reference herein. Such financial statements and schedules are incorporated by reference herein in reliance upon the report of Price Waterhouse LLP, given upon its authority as experts in accounting and auditing.

======================================================
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------
                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                        PAGE
Description of Notes..................   S-2
Special Provisions Relating to Foreign
  Currency Notes......................  S-14
Foreign Currency Risks................  S-16
Certain United States Federal Tax
  Considerations......................  S-18
Ratio of Earnings to Fixed Charges....  S-23
Plan of Distribution of the Notes.....  S-23
Validity of the Notes.................  S-24
Experts...............................  S-24
Glossary..............................  S-25
                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Ratio of Earnings to Fixed Charges....     3
Use of Proceeds.......................     3
Description of the Debt Securities....     3
Plan of Distribution..................    15
Validity of the Debt Securities.......    15
Experts...............................    15

======================================================
======================================================
                                  $300,000,000

                                   IBP, INC.

                               MEDIUM-TERM NOTES
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE
                    ---------------------------------------
                             PROSPECTUS SUPPLEMENT
                    ---------------------------------------
                          DONALDSON, LUFKIN & JENRETTE
              SECURITIES CORPORATION

                              SALOMON SMITH BARNEY

                               DECEMBER 12, 1997
======================================================